Exhibit 99.1

Viveve Announces Closing of $11.5 Million Underwritten Public Offering and Full Exercise of Over-Allotment Option

ENGLEWOOD, CO -- (Marketwired) – November 26, 2019 -- Viveve Medical, Inc. ("Viveve") (NASDAQ: VIVE), a medical technology company focused on women's intimate health, today announced the closing of an underwritten public offering of units for gross proceeds of approximately $11.5 million, which includes the full exercise of the underwriter's over-allotment option to purchase additional shares and warrants, prior to deducting underwriting discounts and commissions and offering expenses payable by Viveve.

The offering comprised of (1) Class A Units, priced at a public offering price of $1.55 per unit, with each unit consisting of one share of common stock, a Series A warrant to purchase one share of common stock at an exercise price of $1.55 per share that expires on the first anniversary of the date of issuance and a Series B warrant to purchase one share of common stock at an exercise price of $1.55 per share that expires on the fifth anniversary of the issuance, and (2) Class B Units, priced at a public offering price of $1.55 per unit, with each unit consisting of one share of Series A convertible preferred stock, convertible into one share of common stock, a Series A warrant to purchase one share of common stock at an exercise price of $1.55 per share that expires on the first anniversary of the date of issuance and a Series B warrant to purchase one share of common stock at an exercise price of $1.55 per share that expires on the fifth anniversary of the issuance.

In connection with the offering, the Company’s secured lender, CRG, converted $29 million of debt into a newly created series B convertible preferred stock and warrants to purchase common stock. CRG also entered into a one year lock up agreement on all securities that it holds.

The securities comprising the units are immediately separable and were issued separately.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), acted as sole book-running manager in connection with the offering.

A total of 1,945,943 shares of common stock, 5,497,593 shares of Series A convertible preferred stock, Series A warrants to purchase up to 7,419,353 shares of common stock, and Series B warrants to purchase up to 7,419,353 shares of common stock were issued in the offering, including the full exercise of the over-allotment option.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-233639), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on November 22, 2019.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to this offering was filed by Viveve with the SEC. Copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172 or by email at prospectus@ladenburg.com.

About Viveve

Viveve Medical, Inc. is a medical technology company focused on women's intimate health. Viveve is committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve® System incorporates cryogen-cooled monopolar radiofrequency (CMRF) technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate neocollagenesis in a single in-office session.

Currently, in the United States, the Viveve System is cleared by the U.S. Food and Drug Administration (FDA) for use in general surgical procedures for electrocoagulation and hemostasis. International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications in over 50 countries. Viveve is conducting VIVEVE II, a multicenter, randomized, double-blind, sham-controlled clinical trial to assess improvement of sexual function in women following vaginal childbirth. Completion of full 250 subject enrollment was announced in early March 2019. The top-line 12-month data read-out of the VIVEVE II trial is expected in April 2020. If successful, VIVEVE II results could support a marketing application for a new U.S. commercial indication.

Viveve continues to advance its clinical development program in stress urinary incontinence (SUI) and plans to initiate a short-term feasibility study upon approval by the Canadian Ministry of Health of the investigational testing application submitted in August 2019. Following the positive yet inconclusive results of the LIBERATE-International trial, the proposed feasibility study will be a single-blind, three-arm, three-month study to compare Viveve's CMRF treatment to cryogen-only treatment and to inert sham treatment in order to capture short-term safety and effectiveness data on use of the Viveve System for the improvement of SUI in women. Results of the planned three-month feasibility study are targeted for read-out in April 2020. If positive, the results could be used to support Viveve's re-submission of its Investigational Device Exemption to the FDA for approval to conduct the LIBERATE-U.S. trial designed to evaluate the safety and effectiveness of the Viveve System for improvement of SUI in women. The results of these trials, if successful, could support marketing applications in the U.S. and over 30 countries around the world for this new commercial indication.

For more information visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing or pursue strategic alternatives, our ability to obtain approval or clearance for sale of our medical device for all indications sought, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, unless required by law.

Viveve is a registered trademark of Viveve, Inc.

Investor Relations contact:

Amato and Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

Media contact:

Jenna Urban
Berry & Company Public Relations
(212) 253-8881
jurban@berrypr.com